                        MERIDIAN INDUSTRIAL TRUST, INC.

                     Computation of Ratio of Earnings to
            Combined Fixed Charges and Preferred Stock Dividends
               For the Nine Months Ended September 30, 1997,
                  For the Year Ended December 31, 1996 and
      For the Period From May 18, 1995 (Inception) to December 31, 1995
                       (in thousands, except ratios)

                                                                                        From
                                                     Nine Months                    May 18, 1995
                                                        Ended        Year Ended         to
                                                     September 30,   December 31,   December 31,
                                                          1997           1996           1995
                                                     -------------   ------------   ------------
EARNINGS:
Income from operations before gain on sale of
  properties and extraordinary item                    $13,832         $11,161        $(1,293)
Interest expense (1)                                     6,868           6,065              5
                                                       -------         -------        -------
    TOTAL EARNINGS                                     $20,700         $17,226        $(2,288)
                                                       -------         -------        -------
                                                       -------         -------        -------

FIXED CHARGES:
Interest expense (1)                                   $ 6,868         $ 6,065              5
Capitalized interest                                     1,143             561           -
Preferred Dividends                                      2,114           2,412             29
                                                       -------         -------        -------
    TOTAL FIXED CHARGES AND PREFERRED DIVIDENDS        $10,125         $ 9,038             34
                                                       -------         -------        -------
                                                       -------         -------        -------
Ratio of earnings to fixed charges (excluding
  preferred dividends)                                    2.58            2.60           -   (2)
                                                       -------         -------        -------
                                                       -------         -------        -------
Ratio of earnings to combined fixed charges
  and preferred dividends                                 2.04            1.91           -   (2)
                                                       -------         -------        -------
                                                       -------         -------        -------

Note:

(1)  Includes amortization of deferred financing fees.

(2) Indicates a ratio of less than zero. The Company was incorporated on May 18, 1995. Except for interest earned on its investments and general and administrative expenses incurred and accrued, the Company had no other activities prior to February 23, 1996, the date of the Merger.